Exhibit 99.B

October 14, 2008

Ralph V. Whitworth

Relational Investors LLC

12400 High Bluff Drive, Suite 600

San Diego, California  92130

Dear Ralph,

Reference is made to the Settlement Agreement, dated as of March 22, 2006 (the “Settlement Agreement”), by and among Relational Holdings, LLC, Relational Investors LLC, Ralph V. Whitworth, David H. Batchelder, certain investment partnerships identified on Annex A thereto (collectively with their affiliates, “Relational”) and Sovereign Bancorp, Inc. (“Sovereign”).

This letter confirms Sovereign’s waiver, effective as of October 13, 2008 and as approved by Sovereign’s Board of Directors, of any provision of the Settlement Agreement (including Section 4 thereof) that prohibits, conflicts with or relates to the entry by Relational into the Shareholder Agreement, dated as of October 13, 2008, with Banco Santander S.A. (“Santander”) in connection with the transactions contemplated by the Transaction Agreement, dated as of October 13, 2008, by and between Sovereign and Santander.  Except as set forth herein, all of the parties’ respective rights and obligations under the Settlement Agreement remain in full force and effect.

Sincerely,

Richard Toomey
General Counsel